Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 and Form S-3/A (No. 333-201700) and Form S-8 (Nos. 333-225383, 333-225108, 333-253457 and 333-264317) of Good Times Restaurants Inc. and subsidiaries (the “Company”), of our report dated December 29, 2025, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended September 30, 2025.

/s/ Baker Tilly US, LLP

Denver, Colorado

December 29, 2025